Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President	Senior Manager, Investor Relations
	Deputy Chief Financial Officer	(925)965-4668
	(925)965-4503	connie.wong@ros.com

LARRY S. PEIROS JOINS ROSS STORES
BOARD OF DIRECTORS

     Pleasanton, California, January 24, 2013 -- Ross Stores, Inc. (Nasdaq: ROST) announced today that Larry S. Peiros has been elected to its Board of Directors effective immediately.

     Mr. Peiros, age 57, has spent over 30 years at The Clorox Company, a leading multinational manufacturer of consumer and professional products, where he has served as Executive Vice President and Chief Operating Officer since 2011. Previously, he was the company’s Executive Vice President and Chief Operating Officer of Clorox North America which included responsibility for Marketing, Sales, Research and Development and Product Supply. Mr. Peiros also serves on the board of directors of Potlatch Corporation, a timberland real estate investment trust. He holds a bachelor’s degree from Dartmouth College and a master’s degree in business administration from Stanford University.

     In commenting on this news, Michael Balmuth, Vice Chairman and Chief Executive Officer of Ross Stores, stated, “We are delighted to have Larry Peiros join our Board of Directors. He brings more than three decades of in-depth brand management and consumer marketing experience to our Board, which we believe will make him a valuable resource for the Company and our stockholders.”

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     Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2011 revenues of $8.6 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,097 locations in 33 states, the District of Columbia and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 108 dd’s DISCOUNTS® in eight states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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